[LETTERHEAD OF MICHAEL JOHNSON & CO., LLC]

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

RE: Pacific Vegas Global Strategies, Inc.

We have read and agree with the comments in Item 4(a) of the Form 8-K/A of Pacific Vegas Global Strategies, Inc., formerly known as Goaltimer International, Inc.

/s/ MICHAEL JOHNSON & CO., LLC

Michael Johnson & Co., LLC
Denver, Colorado
September 22, 2003